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              NEW YORK CITY PUBLIC UTILITY SERVICE
                    POWER SERVICE AGREEMENT


                     Made as of May 3, 1993


                            between



                  THE CITY OF NEW YORK, Acting
           by and through its Public Utility Service


                              and


          THE NEW YORK TIMES NEWSPAPER DIVISON OF THE
                     NEW YORK TIMES COMPANY







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                        TABLE OF CONTENTS


ARTICLE        TITLE                                         PAGE


Article  1     Definitions                                      1

Article  2     Sale and Purchase of Electricity                11

Article  3     Type of Service                                 17

Article  4     Term                                            18

Article  5     Quantity of Electricity to be Supplied          19

Article  6     Use of Service                                  22

Article  7     Billing                                         22

Article  8     Apportionment of Service                        26

Article  9     Employment and Power Usage Levels               27

Article 10     Intentionally Omitted                           36

Article 11     Breach of Contract                              37

Article 12     Third Party Beneficiary                         41

Article 13     Records                                         42

Article 14     Force Majeure                                   42

Article 15     Assignability of Agreement                      44

Article 16     Notices                                         44

Article 17     Modifications to Agreement                      45


Exhibit   I    NYPA/NYCPUS Contract

Exhibit  II    NYPA Service Tariff No. 35

Exhibit III    Con Edison Delivery Agreement

Exhibit  IV    NYPA Resolution

Exhibit   V    NYCPUS General Terms and Conditions



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                    TABLE OF CONTENTS (cont'd)



Exhibit  VI    NYCPUS Service Tariff No. 4

Exhibit VII    Annual Job Report Form

Exhibit VIII   Customer's Agreement to Purchase

              NEW YORK CITY PUBLIC UTILITY SERVICE
                    POWER SERVICE AGREEMENT
         THIS AGREEMENT made as of this May 3, 1993 between THE CITY OF NEW YORK, a municipal corporation of the State of New York, acting by and through its Public Utility Service, having an office at 75 Park Place, Sixth Floor, New York, New York 10007 and THE NEW YORK TIMES NEWSPAPER DIVISION OF THE NEW YORK TIMES COMPANY, having an address at 229 West 43rd Street, New York, New York.

                   Article 1 - DEFINITIONS
         As used throughout this Agreement, the following terms, whether in the singular or plural, shall have the meaning set forth below:
         1.1 Abandonment of the Project - The occurrence of any of the following:
            (i) notification by Customer to EDC, in writing, that it intends to abandon the Project as of the date specified in such notice, or
           (ii) at any time during the period between the date hereof and the date on which Customer has equipped the Project with the initial printing presses to be used in connection therewith and commenced the operation thereof (the "Operational Date"), Customer permanently relocates substantially all of the jobs and/or functions directly related to the printing, collating, bundling and distribution of the New York Times newspaper located, on the date of this Agreement, at Customer's 43rd Street facility (the "43rd Street Facility"), to another facility outside of New York City, or
          (iii)    at any time after the Construction
                   Commencement Date, Customer fails to make reasonable and diligent efforts to construct the minimum facility required to be constructed pursuant to the terms of the Lease (the "Minimum Printing Facility"), and as a result of such failure Customer shall not Substantially Complete (as such term is defined in the Lease) construction of the Minimum Printing Facility by the Scheduled Completion Date (subject to Unavoidable Delays), and such failure continues for thirty (30) days after written notice given to Customer pursuant to the terms of the Lease or
           (iv) by the date (the "Outside Operation Date") which is five (5) years after Substantial Completion (as such term is defined in the Lease) of construction of the Minimum Printing Facility,

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               Customer shall have failed to (a) equip such
               Minimum Printing Facility with the printing presses to be used by Customer in connection therewith and (b) commence the operation of such Minimum Printing Facility, or
        (v) at any time after the Operational Date, Customer ceases such operation and fails to resume such operation within a five (5) year period (subject to Unavoidable Delays) and such failure continues for thirty (30) days after written notice given to Customer pursuant to the terms of the Lease.
    Abandonment of the Project shall be deemed to have occurred effective as of: (I) the date specified in the notice described in (i) above; (II) the date on which Customer permanently relocates substantially all of the jobs and/or functions directly related to the printing, collating, bundling and distribution of the New York Times newspaper located at the 43rd Street Facility to another facility outside of New York City; (III) the date which is thirty (30) days after the notice described in (iii) above (provided, that prior to the expiration of such thirty-day period, Customer has not commenced to cure the failure described in such notice);
(IV) the Outside Operational Date; or (V) the date which is thirty (30) days after the notice described in (v) above (provided, that prior to the expiration of such thirty-day period, Customer has not commenced to cure the failure described in such notice).
    1.2 Actual Demand - The integrated demand registered by Customer during each consecutive thirty (30) minute period during the term of this Agreement.
    1.3 Affiliate - (i) Any Person which, directly or indirectly, through one or more intermediaries controls, or is under common control with, or is controlled by, Customer, or
(ii) such other Person which may be requested by Customer to be treated as an Affiliate for purposes of this Agreement and approved in writing by the Director. The term "control" (including the related terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, or partnership or other ownership interests, by contract or otherwise; provided that in any event, any Person (including the family members of such Person) which owns directly or indirectly 50% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or which is a general partner of a partnership is deemed to control such corporation or partnership.
    1.4 Allocation Increase Notice - Shall have the meaning provided in Section 5.2 of this Agreement.

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    1.5   Building - A printing facility consisting of not less
than 360,000 square feet to be constructed at the Project by Customer pursuant to the terms of the Lease.
    1.6 City - The City of New York, its departments and political subdivisions, including the New York City Public Utility Service.
    1.7 College Point Power Commencement Date - The date, chosen at Customer's discretion, at or about the beginning of a calendar month to coincide with the appropriate Con Edison "trip cycle" for such calendar month, which shall be specified by Customer in the College Point Power Commencement Notice, on which NYCPUS shall discontinue the allocation of Low-Cost Power to Customer at the 43rd Street Facility (and nothing contained herein shall be construed to mean that the power consumed by Customer at the 43rd Street Facility thereafter shall be reduced as the result thereof, or that such power shall not thereafter be provided by Con Edison to Customer at Con Edison's rates which are applicable to Customer) and commence the allocation of Low-Cost Power to Customer at the Project. In the event that Customer desires that NYCPUS provide 6.0 megawatts of Low-Cost Power to the Project as of the College Point Power Commencement Date, Customer shall give the College Point Power Commencement Notice not less than thirty (30) days prior to the College Point Power Commencement Date. In the event that Customer desires that NYCPUS provide more than 6.0 megawatts of Low-Cost Power

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to the Project as of the College Point Power Commencement Date,
Customer shall give the College Point Power Commencement Notice in accordance with the provisions of Section 5.2 hereof.
    1.8 College Point Power Commencement Notice - The notice to be given by Customer to NYCPUS pursuant to Section 1.7 hereof, which notice shall specify (a) the College Point Power Commencement Date and (b) the number of megawatts of Low-Cost Power to be provided to the Project as of the College Point Power Commencement Date.
    1.9   Con Edison - The Consolidated Edison Company of
New York, Inc.
    1.10 Construction Commencement Date - Shall have the meaning provided for that term in the Lease.
    1.11 Construction Completion Date - The date upon which Customer Substantially Completes (as that term is defined in the Lease) construction of the Building.
    1.12 Contract Demand - The amount of power determined from time to time in accordance with Articles 5 and 9 of this Agreement.
    1.13 Customer - The New York Times Newspaper Divison of The New York Times Company; provided, however, that any obligation of Customer to be performed under this Agreement may be

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performed by Customer or by one or more of Customer's
Affiliates; provided, however, that any such performance by Customer's Affiliates shall be in accordance with all terms and conditions of this Agreement including, without limitation, job reporting and affirmative action requirements, to the extent that such terms and conditions are applicable to such performance.
    1.14  Delivery Agent - The Consolidated Edison Company of
New York, Inc.
    1.15 Delivery Agreement - The Agreement between the City of New York and Consolidated Edison Company of New York, Inc. for the delivery of power and energy from the James A. FitzPatrick Power Project, dated October 23, 1987, attached hereto as
Exhibit III, including the schedule of rates, terms, and conditions implementing said agreement duly and lawfully filed by Con Edison with the Federal Energy Regulatory Commission and the New York State Public Service Commission, and any amendments or changes thereto.
    1.16  Director - The Director of the New York City Public
Utility Service.
    1.17  EDC - The New York City Economic Development
Corporation.
    1.18 EDPAB - The Economic Development Power Allocation Board as defined by the Economic Development Law Section 182.

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    1.19  General Terms and Conditions - "General Terms and
Conditions Applicable to the Rates and Charges of the New York City Public Utility Service," attached hereto as Exhibit V, as approved pursuant to Law and any amendments thereto.
    1.20 Job Recalculation Notice - Shall have the meaning provided in Section 9.0 hereof.
    1.21 Jobs - Positions filled by full-time equivalent production jobs and full-time equivalent non-production jobs in New York City only. Production jobs shall be defined as jobs associated with Customer's printing functions or successor functions thereto. Non-production jobs shall be defined as jobs other than those associated with Customer's printing functions. Full-time equivalent production jobs and non-production jobs shall be calculated in the manner provided in Section 9.9 hereof.
    1.22 Law - The term "Law" shall include, but not be limited to, any federal or state law or rule or regulation, the New York City Charter, the New York City Administrative Code, a local law of the City of New York, and any ordinance, rule or regulation having the force of law.
    1.23 Lease - That certain lease to be entered into between the City and EDC and simultaneously assigned by EDC to Customer in connection with the development by Customer of a printing and distribution facility at College Point, New York.
    1.24 Lease Execution Date - The date on which the Lease is executed.

    1.25 Low-Cost Power - Power and energy provided by NYCPUS to Customer pursuant to the terms of this Agreement from the power and energy provided to NYCPUS by NYPA or any successor to NYPA pursuant to Service Tariff No. 35 or any successor tariff to Service Tariff No. 35. Such Low-Cost Power shall consist of
(a) 6.0 megawatts of economic development power provided to NYCPUS by NYPA or any successor to NYPA, and (b) up to 4.5 additional megawatts from NYCPUS' Reserved Allocation (as that term is defined in the NYPA/NYCPUS Contract) provided by NYPA or any successor to NYPA.
    1.26  Maximum Power Allocation - 10.5 megawatts of Low-Cost
Power.
    1.27 Minimum Production Jobs - Shall have the meaning provided in Section 9.0 hereof.
    1.28 Minimum Non-Production Jobs - Shall have the meaning provided in Section 9.0 hereof.
    1.29  NYCPUS - The New York City Public Utility Service.
    1.30  NYCRR - New York Code of Rules and Regulations.
    1.31 NYPA - The New York Power Authority (also known as the Power Authority of the State of New York ("PASNY").
    1.32 NYPA Capability Period - Approximately November 1 through April 30 and May 1 through October 31 of each year.
    1.33 Person - Any individual, corporation, partnership, joint venture, trust or unincorporated organization.

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    1.34  Project - A printing and distribution facility in
College Point, New York, to be constructed by Customer pursuant to the terms of the Lease.
    1.35 Scheduled Completion Date - Shall have the meaning provided for that term in the Lease.
    1.36 Summer Temporary Reduction Month - Shall have the meaning provided in Section 9.7 of this Agreement.
    1.37 Temporary Reduction Month - Shall have the meaning provided in Section 9.7 of this Agreement.
    1.38 Winter Temporary Reduction Month - Shall have the meaning provided in Section 9.7 of this Agreement.
    1.39 Unavoidable Delays - Delays caused by strikes, slowdowns, walkouts, lockouts or other labor troubles; acts of God; catastrophic weather conditions; inability to obtain labor or materials due to labor disputes; court orders enjoining commencement or continuation of construction work; enemy action; civil commotion; shortage of fuel, supplies or labor resulting from governmental declared priorities in connection with a public emergency; failure or defect in the supply of electricity, oil, gas or water to the Project provided that such failure or defect is not due to the action or inaction of Customer or any of its contractors; fire, casualty; the failure of the Lease Administrator (as such term is defined in the Lease) to review, comment on, approve, disapprove and/or inform the Buildings Department of its approval of the Plans and Specifications (as such term is defined in the Lease) for the Project within the specified time periods, provided that such failure is not a result of Customer's failure to submit Plans and Specifications in sufficient detail to permit the Lease Administrator to properly review such Plans and Specifications or Customer's failure to submit Plans and Specifications appropriately modified to reflect the Lease Administrator's comments thereon; the failure of EDC to disburse any Funding under Funding Agreement #l (as such terms are defined in the Lease) and/or any other cause or causes not within Customer's control that are causing a delay in Customer's performance of its construction obligations under the Lease.

          Article 2 - SALE AND PURCHASE OF ELECTRICITY
    2.0 The provision of Low-Cost Power under this Agreement is in consideration of: (1) Customer's commitment to make, or to cause one or more of Customer's Affiliates to make, certain investments in connection with the Project, as hereinafter provided, and (2) Customer's commitment, except as hereinafter provided, to retain, or to cause one or more of Customer's Affiliates to retain, an aggregate total of 3,200 Jobs in New York City for the duration of this Agreement pursuant to the provisions of Article 9 hereof including, without limitation, the last sentence of Section 9.0 hereof. Customer hereby

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commits to complete an investment associated with the Project in an aggregate amount of no less than $5.8 million, which represents 12.5 percent of the equalized assessed value of Customer's facility at 229 W. 43rd Street, New York, New York. Such investment shall be completed no later than December 31, 1995 and may include, without limitation, architectural, engineering, legal and other professional costs and fees, and the cost of deposits made for the purchase of printing presses and other equipment ordered for the Project. In addition to the $5.8 million investment required to be made by December 31, 1995, Customer commits to expend no less than $89.2 million in connection with the contemplated construction of the Project (including architectural and engineering costs).
    2.1 Customer expects to enter into an Assignment and Assumption Agreement whereby it will accept an assignment of the Lease from EDC no later than October 31, 1993. In the event that Customer (a) does not enter into such an Assignment and Assumption Agreement by October 31, 1993 (unless Customer is delayed or prevented from doing so by the acts or omissions of EDC or the City) or, (b) does enter into such an Assignment and Assumption Agreement but does not commence construction of the Project within ten years of the date the Lease is executed, subject to Unavoidable Delays as that term is defined in and pursuant to the terms of the Lease, then the breach and benefit recapture provisions of Article ll, infra, shall apply.

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    2.2   Customer anticipates that construction of the Building
shall be substantially completed by the Scheduled Completion Date. In the event that Customer does not substantially complete construction of the Building by the Scheduled
Completion Date, then the breach and benefit recapture provisions of Article 11, infra, shall apply.
    2.3 Beginning on February 28, 1994, and on each anniversary of such date through and concluding on February 28, of the year following the earlier to occur of (a) the calendar year during which Customer shall have completed or exceeded the investment requirement set forth in Section 2.0 hereof or (b) the calendar year in which the Construction Completion Date occurs, Customer shall provide NYCPUS with a report of the investments and expenditures described in Section 2.0 hereof made during the previous calendar year (except that the first report will contain all expenditures made from the inception of the Project, including calendar years prior to 1993, but not earlier than calendar year 1992) toward the investment requirements set forth herein. Such report may be in the form of a letter indicating for each expenditure: (a) the amount of such expenditure, (b) a description of the expenditure, and
(c) the payee. Such data set forth in such letter shall be certified to be correct by an authorized representative of Customer reasonably acceptable to NYCPUS. For the sole purpose of verifying Customer's compliance with this provision, NYCPUS

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shall have the right to examine and audit on reasonable advance notice all written and electronic records and data directly concerning such expenditures. Customer's failure to comply with the investment requirements or the investment reporting requirement shall constitute breach and subject Customer to the termination provisions of Article 11.
    2.4 The City promises and agrees to sell and Customer promises and agrees to purchase Low-Cost Power in accordance with the terms of this Agreement and NYCPUS' Firm Industrial Economic Development Nuclear Power Service Tariff No. 4 and the accompanying General Terms and Conditions, which rates and regulations are duly established from time to time by or under authority of Law. A copy of Power Service Tariff No. 4 is attached hereto as Exhibit VI.
    2.5 This Agreement and the furnishing of Low-Cost Power hereunder are contingent upon the receipt of power and energy by NYCPUS from NYPA and access to necessary transmission and distribution facilities and subject in all respects to a contract between NYCPUS and NYPA entitled, "Application for Electric Service to Municipal Customers within Downstate New York State", effective on September 10, 1990 ("the NYPA/NYCPUS Contract") (attached hereto as Exhibit I), NYPA Service Tariff No. 35 - Firm Nuclear Power Service-Industrial Economic Development (attached hereto as Exhibit II), the relevant provisions of the Official Compilation of Codes, Rules and

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Regulations of the State of New York, including but not limited to 21 NYCRR Part 370 and 21 NYCRR Part 460, the Delivery Agreement (attached hereto as Exhibit III), and any and all applicable tariffs, rules and regulations of the Delivery Agent (including without limitation Con Edison's "Schedule for Electricity Service, PSC No. 8 - Electricity"), and any amendment, changes, or renewals to any of the foregoing; provided, however, that notwithstanding anything to the contrary contained in this Section 2.5 (and without limiting the ability of NYCPUS to reduce Customer's Contract Demand pursuant to the provisions of Article 9 hereof): (i) the provision of Low-Cost Power to Customer pursuant to the terms of this Agreement shall not be diminished or suspended in a discriminatory manner if there is a reduction in the amount of power and energy provided by NYPA to NYCPUS or a reduction in NYCPUS' access to necessary transmission and distribution facilities, (ii) the rates charged to Customer for Low-Cost Power shall be at uniform, non-discriminatory rates pursuant to applicable law, including, without limitation, Section l005(d) of the Public Authorities Law and (iii) the rates charged to Customer by Distribution Agent shall at no time be higher than the lowest distribution rate for Low-Cost Power charged by Distribution Agent to any customer in New York City.
    2.6 Service hereunder shall commence on or about May 3, 1993. Customer shall provide City prior to the commencement of service hereunder with a signed statement indicating that Customer agrees to purchase the quantities of power and energy

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prescribed hereunder during the contract period, and Customer is to receive such power and energy in lieu of purchasing power and energy from Con Edison during the term of this Agreement, such statement to be substantially in the form of Exhibit VIII attached hereto. Customer understands that Con Edison will not be required to initiate delivery of power and energy to Customer if Customer is not current on its payments for service from Con Edison and has not paid its outstanding financial obligations to Con Edison, if any.
    2.7 Notwithstanding anything to the contrary contained in this Agreement including, without limitation, references stating that NYCPUS will "provide" or "discontinue" service to Customer, the parties to this Agreement acknowledge and agree that the actual delivery of electricity to Customer at the Project and at Customer's 43rd Street Facility shall be performed by Con Edison pursuant to the Delivery Agreement and any other applicable rules, regulations or agreements governing the relationship between Con Edison and Customer and that the "provision" or "discontinuance" of Low-Cost Power by NYCPUS shall relate to an allocation of Low-Cost Power with a corresponding change in the manner in which Customer is billed for that portion of its consumption of power that is equal to its allocation of Low-Cost Power, and shall not be construed to limit in any way the amount of power that Customer shall be entitled to purchase from Con Edison or the amount of power that Con Edison shall be obligated to sell to Customer pursuant to the Delivery Agreement and any other applicable rules, regulations, or agreements governing the relationship between Con Edison and Customer.

                  Article 3 - TYPE OF SERVICE
    3.0 All Low-Cost Power to be sold and distributed pursuant to the provisions of this Agreement shall be 60 hertz electric service supplied to NYCPUS from NYPA, pursuant to a resolution of NYPA's Trustees to be attached hereto as Exhibit IV.
    3.1 The points of delivery of all Low-Cost Power supplied under this Agreement shall be determined in accordance with the Delivery Agent's procedures for establishing point of service termination. Customer will deal directly with Delivery Agent in establishing the service point at which Delivery Agent will deliver Low-Cost Power to Customer's premises and in establishing, reinforcing, maintaining and removing Delivery Agent's facilities related to the provision of service under this Agreement. Customer will notify NYCPUS of delivery points and facility modifications and reinforcements so determined. Upon Customer's request, NYCPUS shall use reasonable efforts to cause Delivery Agent to accommodate Customer's reasonable needs and desires in establishing points of delivery and in establishing, reinforcing, maintaining and removing Delivery Agent's facilities related to the provision of service under this Agreement. NYCPUS shall enforce (or commence to enforce and pursue such enforcement diligently) the obligations of Delivery Agent under the Delivery Agreement in the event that Delivery Agent does not abide by the terms of the Delivery Agreement governing its treatment of Customer.

                        Article 4 - TERM
    4.0 Power service pursuant to this Agreement shall begin on or about May 3, 1993 and shall continue through June 30, 2010, unless extended pursuant to the provisions of Section 5.3 hereof or otherwise, or terminated at an earlier date pursuant to the provisions hereof. Before this Agreement shall become effective, it shall be subject to approval of the Low-Cost Power Allocation Board and NYPA.
    4.1 Customer shall have the right, to be exercised at Customer's sole discretion at any time during the term of this Agreement, to terminate this Agreement effective as of the date (the "Early Termination Date") to be set forth in a written notice given by Customer to NYCPUS (the "Early Termination Notice"), provided that (i) the Early Termination Date shall be the last day of a NYPA Capability Period, (ii) the Early Termination Notice shall be given at least twelve (12) months prior to the Early Termination Date and (iii) the Early Termination Date shall not occur prior to the end of the fourth
(4th) NYPA Capability Period during which Customer receives Low-Cost Power pursuant to the terms of this Agreement.

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       Article 5 - QUANTITY OF ELECTRICITY TO BE SUPPLIED
    5.0 Beginning on or about May 3, 1993, the City shall supply 6.0 megawatts of Low-Cost Power to Customer's 43rd Street Facility. This power shall be supplied to the 43rd Street Facility until the College Point Power Commencement Date.
    5.1 Beginning on the College Point Power Commencement Date, NYCPUS will provide 6.0 megawatts of Low-Cost Power to Customer (or such greater amount not to exceed 10.5 megawatts as Customer may designate in the College Point Power Commencement Notice) at the Project. NYCPUS shall simultaneously discontinue supplying Low-Cost Power to Customer's 43rd Street Facility and, subject to the provisions of Section 2.7 hereof, Customer's power requirements at the 43rd Street Facility shall thereafter be supplied by Con Edison at Con Edison's then-applicable rates for Customer. In no case shall Low-Cost Power be allocated simultaneously to Customer's 43rd Street Facility and the Project. The cost of the Low-Cost Power to be provided to the Project will be further reduced through the reduction provided as set forth in the General City Law Sections 25-s and 25-t. NYCPUS shall provide Low-Cost Power to the Project through June 30, 2010 or such later date to which the term of this Agreement may be extended pursuant to the provisions of Section 5.3 hereof or otherwise.
    5.2 In the event that Customer shall require more than 6.0 megawatts of Low-Cost Power on the College Point Power

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Commencement Date or at any time thereafter in one or more
incremental increases not to exceed the Maximum Power
Allocation, Customer shall so advise NYCPUS by written notice
(an "Allocation Increase Notice"), which notice shall (i) specify the first day of the NYPA Capability Period on which Customer desires such increase or increases to become effective and (ii) be given at least six (6) months prior to the first day of such NYPA Capability Period. NYCPUS shall provide Customer with such increased amounts of Low-Cost Power on the first day of the NYPA Capability Period specified in the Allocation Increase Notice; provided, however, that if NYCPUS does not have sufficient Low-Cost Power to fulfill the request set forth in any Allocation Increase Notice (taking into account any power from NYCPUS' Reserved Allocation that NYCPUS has committed to provide to another customer from the start of the next NYPA Capability Period), NYCPUS shall fulfill such request to the full extent that it is able to on the first day of the NYPA Capability Period designated in the Allocation Increase Notice and shall thereafter fulfill such request in its entirety on the first day of the first NYPA Capability Period thereafter on which it has sufficient Low-Cost Power, but in no event later than the first day of the NYPA Capability Period occurring on or immediately after the two (2) year anniversary of such Allocation Increase Notice. All increases in Contract Demand shall be in 100 kilowatt increments. Customer's Contract Demand may be permanently reduced upon Customer's request and upon twelve (12) months notice to NYCPUS, with such changed Contract Demand always to occur at the beginning of a NYPA Capability Period and always to occur in 100 Kilowatt increments.
    5.3 NYCPUS shall use its best efforts to obtain extensions of (i) the NYPA/NYCPUS Contract and (ii) NYPA's approval of the extension of the term of this Agreement and if such extensions are obtained the term of this Agreement shall be extended and NYCPUS shall give to Customer the same allocation of Low-Cost Power for the full duration of any such extension at rates which will at all times be (i) uniform, non-discriminatory rates for Low-Cost Power pursuant to applicable law, including, without limitation, Section l005(d) of the Public Authorities Law, and the most favorable Con Edison distribution rate for Low-Cost Power given to any customer in New York City and (ii) further reduced through the reduction provided in New York City's Energy Cost Savings Program as set forth in General City Law Section 25-s and 25-t. In the event that the NYPA/NYCPUS Contract is extended but NYPA refuses to approve the extension of the term of this Agreement for an allocation of 10.5 megawatts of Low-Cost Power, NYCPUS shall use best efforts to obtain any required approvals for the extension of the term of this Agreement for up to 4.5 megawatts of NYCPUS' Reserved Allocation.



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                   Article 6 - USE OF SERVICE
    6.0 All Low-Cost Power sold and distributed hereunder shall be used by Customer for its own use according to the schedule set forth in Article 5, supra. Customer agrees not to resell or otherwise redistribute such Low-Cost Power to any other Persons other than "Permitted Users" (hereinafter defined). For purposes hereof, Permitted Users shall mean subtenants, licensees and other occupants of the Project whose presence at the project facilitates or is in connection with Customer's use of the Project for printing and uses related thereto. For example, if Customer were to sublease to an operator a garage on the Project used by Customer's vehicles, such operator would be a Permitted User.

                      Article 7 - BILLING
    7.0 Customer agrees to pay City for Low-Cost Power billed hereunder in accordance with the NYCPUS General Terms and Conditions and the NYCPUS Service Tariff No. 4. Copies of the NYCPUS General Terms and Conditions and the NYCPUS Service Tariff No. 4 are attached hereto as Exhibits V and VI. In the event that such General Terms and Conditions or Tariff No. 4 are changed, as provided by Law, Low-Cost Power supplied after such change is to be paid for in accordance with such change, except to the extent that such change would conflict with the provisions of Sections 5.3 and 7.6 hereof. NYCPUS shall provide

Customer with timely notice of any such change in the General Terms and Conditions or Service Tariff No. 4.
    7.1 Customer agrees that, within thirty (30) days after the initiation of service hereunder, it will provide NYCPUS with a security deposit. The security deposit, as provided in 21 NYCRR
451.1 and in the NYCPUS General Terms and Conditions, shall equal Five Hundred Sixty Thousand ($560,000) Dollars. NYCPUS shall hold the security deposit in a separate interest bearing thirty (30) day, automatically renewing certificate of deposit at a Customer selected bank from a list provided by NYCPUS. The deposit shall be held in the account for two years, at which time, if Customer is not delinquent in the payment of bills to NYCPUS, the account balance with accrued interest shall be returned to Customer. If Customer is delinquent, the account balance shall be used as an offset account. Notwithstanding the foregoing, if the security deposit is returned to Customer, and Customer subsequently becomes delinquent in its payments to NYCPUS under this Agreement, or if NYCPUS determines in accordance with the applicable provisions of 21 NYCRR 451.1 and the NYCPUS General Terms and Conditions that such measure is warranted, NYCPUS may require Customer to again provide a security deposit equal to two months' estimated billings on the same terms as for the initial security deposit.

    7.2 For the purpose of rendering bills to Customer, the actual demand and billing demand under this Agreement shall be determined in accordance with the NYCPUS applicable Service Tariff.
    7.3 The City will submit bills to Customer in accordance with the provisions set forth in the General Terms and Conditions. In the event that there is a dispute on any item of a current bill rendered by the City, Customer shall pay such bill in its entirety within the prescribed period; provided, however, that upon delivery of a notice by Customer to City of a billing dispute hereunder, (i) City shall reasonably determine whether City is obligated to currently pay any such disputed amount to Delivery Agent or NYPA, in which case Customer is obligated to currently pay such disputed amount to City, and
(ii) if City has a defense to avoid current payment of such disputed amount, City shall assert such defense in which case Customer may avoid current payment of such disputed amount to City. The City shall promptly notify Customer of its determination regarding obligations for current payment. In any event, including disputes regarding past bills, City shall diligently pursue any defense to payment available to it against third parties in order to resolve any billing dispute arising hereunder. If Customer is obligated to pay disputed amounts and it is thereafter determined that Customer should not have been obligated to pay all or any portion of such amounts, an appropriate refund will be made to Customer by the City, together with any interest collected by the City in connection therewith. Customer may designate by written notice to City an agent for purposes of receiving bills and making payments under this Agreement, provided that any such designation shall not relieve Customer of any liability for such agent's or Customer's failure to make any payments required hereunder.
    7.4 Customer shall arrange directly with Delivery Agent for establishing, reinforcing, maintaining and removing facilities related to the interconnection of Customer's facilities to those of the Delivery Agent. Customer shall be responsible for all costs lawfully charged by Delivery Agent to establish such interconnection.
    7.5 Customer is on notice that pursuant to the Billing Adjustment section of the applicable Con Edison Economic Development Delivery Service Tariff, NYCPUS is authorized to act as collection agent for Con Edison regarding: (a) a billing adjustment per kilowatt/hour permitting the assessment of a charge or credit attributable to a 40-day deferred fuel cost for the billing period immediately preceding Customer's becoming a customer of NYCPUS, and (b) a charge representing PASNY's share of the savings passed on to Madison Square Garden in accordance with Section 3, Chapter 459, 1982 N.Y. Laws, allocated to service provided under the Rate Schedule.

    7.6 Notwithstanding anything to the contrary contained in this Agreement, throughout the term of this Agreement and any extension thereof, the rates charged to Customer for Low-Cost Power shall at all times be (i) uniform, non-discriminatory rates pursuant to applicable law, including, without limitation, Section l005(d) of the Public Authorities Law, and the most favorable Con Edison distribution rate for Low-Cost Power given to any customer in New York City and (ii) further reduced through the reduction provided by New York City's Energy Cost Savings Program as set forth in General City Law Sections 25-s and 25-t.

              Article 8 - APPORTIONMENT OF SERVICE
    8.0 If Customer combines service under this Agreement with power and energy from other sources, the total power and energy utilized by Customer from all sources at a particular facility shall be apportioned as determined by the City, consistent with any applicable requirements of Law, NYPA, and the Delivery Agreement. The City will consult with Customer prior to determining any such apportionment.
    8.1 The portion of Customer's electricity requirements at a particular facility in excess of that supplied by the City may be supplied by Con Edison and billed at the appropriate rates and charges of Con Edison's "Schedule for Electricity - PSC No. 8". If Customer receives retail electric service from both the

City and Con Edison at such facility, then, pursuant to the Delivery Agreement, Con Edison shall, as to the electricity purchased by Customer from Con Edison, perform all billing, metering, collection and customer service functions as it customarily performs for customers purchasing their full requirements from Con Edison. Customer, or its designated agent pursuant to Section 7.3, will deal directly with Con Edison respecting metering, billing, payment and collection for Customer's purchases from Con Edison.

         Article 9 - EMPLOYMENT AND POWER USAGE LEVELS
    9.0 During the term of this Agreement, Customer shall, subject to the provisions of this Article 9, maintain in New
York City through direct employment or subcontracting the "Minimum Production Jobs" and the "Minimum Non-Production
Jobs." For purposes of this Agreement, the terms "Minimum Production Jobs" and "Minimum Non-Production Jobs" shall mean, respectively, (a) 1,000 full-time equivalent production Jobs and
(b) 2,200 full-time equivalent non-production Jobs, or such lesser number of full-time equivalent production Jobs or full-time equivalent non-production Jobs, as the case may be, that Customer may request and NYCPUS may approve pursuant to the provisions of Section 9.1 hereof from time to time by written notice (the "Job Recalculation Notice") given by Customer to NYCPUS, in conjunction with Customer's annual report provided pursuant to Section 9.2 hereof, as the then current number of full-time equivalent production and/or non-production Jobs. For both such categories of Jobs, such Jobs shall be associated with the 1,000 full-time equivalent production Jobs and the 2,200 full-time equivalent non-production Jobs in each case currently associated with the New York Times Newspaper in New York City and the functions performed in connection with such Jobs as of the date hereof, as such functions may evolve and be modified and as such Jobs may be replaced over the term of this Agreement.
    9.1 Any Job Recalculation Notice given by Customer shall indicate the basis for the reported change in the Minimum Production Jobs and/or the Minimum Non-Production Jobs and shall indicate the effective date or dates of such changes. Notwithstanding anything to the contrary set forth in this Agreement, there shall be no reduction in Customer's Contract Demand or Maximum Power Allocation as the result of a reduction in the Minimum Production Jobs or the Minimum Non-Production
Jobs if and to the extent that such reductions are due to events including, but not limited to, industry productivity trends, staffing and labor agreements, business cycles, operational needs, technological advances or temporary factors such as strikes, and Customer's rebuilding, repair, maintenance and upgrading of its facility and equipment. Each Job Recalculation Notice shall be accompanied by supporting documentation and NYCPUS shall approve any variation in employment levels with respect to which Customer has submitted documentation sufficient in NYPA's and NYCPUS' reasonable opinion to establish such variation in employment levels. Promptly after its receipt of a Job Recalculation Notice, NYCPUS shall notify Customer in writing that either (a) it approves the variation in employment levels set forth in such Job Recalculation Notice or (b) it disapproves such variation in employment levels, in which event it shall set forth in detail its reasons for such disapproval and specify any variation in employment levels that it does approve.
    9.2  Beginning on February 28, 1994, and on each February
28, during the term of this Agreement, Customer shall provide NYCPUS with an annual report indicating for the preceding calendar year, on a monthly basis, the total number of full-time equivalent production Jobs and full-time equivalent non-production Jobs at its facilities in New York City. NYCPUS shall provide Customer with the form of the annual report (Form RF l), which shall be in the form attached hereto as Exhibit
VII, and the request for its completion, with not less than sixty days advance notice. Such report shall consist of two separate Forms RF l - one labeled "Full-Time Equivalent Production Jobs" and the other labeled "Full-Time Equivalent Non-Production Jobs" and (i) all references on Form RF 1 to forms provided to the Unemployment Insurance Division of the New York State Department of Labor shall be stricken and (ii) the number of employees reported on Form RF 1 shall be the monthly number of full-time equivalent Jobs computed pursuant to Section
9.9 hereof. Such completed report shall be certified to be correct by an officer of Customer, or such other person authorized by Customer to prepare and file such report.
Customer shall reasonably promptly notify NYCPUS of any material inaccuracies or changed circumstances of which Customer becomes aware which would render inaccurate or misleading in a material manner any annual report submitted to NYCPUS pursuant to this Section. NYCPUS and NYPA also shall have the right to examine and audit (but no more frequently than twice in any twelve-month period) on reasonable advance written notice all written and electronic records and data directly concerning employment levels of Customer in New York City for the purpose of determining whether the prescribed number of production and non-production Jobs are being maintained by Customer in New York City. The annual report for calendar year 1993 shall include all twelve (12) months of 1993, even though the term of this Agreement began in May, 1993.
    9.3  In the event that Customer does not maintain in New
York City ninety percent (90%) of the Minimum Production Jobs and the Minimum Non-Production Jobs in effect from time to time pursuant to Section 9.0 hereof, NYCPUS may, subject to the provisions of Article 14 (Force Majeure) hereof, reduce proportionately Customer's power allocation associated with such category of Jobs in the manner set forth in Section 9.6 hereof. For the purposes of calculating such proportionate power reduction, 1 megawatt shall be associated with the Minimum Non-Production Jobs and the remainder of the then existing Contract Demand shall be associated with the Minimum Production Jobs.
    9.4 NYCPUS shall determine compliance with the 90% minimum requirement for each calendar year by comparing the reported annual average number of production Jobs and non-production Jobs reported by Customer with the Minimum Production Jobs and the Minimum Non-Production Jobs, respectively, for such calendar year as determined pursuant to Section 9.0 hereof. For each category of Jobs, the annual average number of such Jobs shall be the sum of the monthly number of such Jobs reported pursuant to Section 9.2 hereof divided by twelve (including calendar year
1993). It is hereby stipulated that a reduction in the Contract Demand or Maximum Power Allocation pursuant to this Article shall not take place if Customer can indicate that any reduction in the number of Jobs is due to events including but not limited to, industry productivity trends, staffing and labor agreements, business cycles, operational needs, technological advances and such temporary factors as strikes and Customer's rebuilding, repair, maintenance and upgrading of its facility and equipment.

    9.5 If Customer does not comply with the 90% requirement and fails to cure such non-compliance within ninety (90) days after its receipt of written notice from NYCPUS, NYCPUS may, subject to the provisions of Article 14 (Force Majeure) hereof, permanently reduce the Maximum Power Allocation and the then current Contract Demand; provided, however, that all future increases in the Contract Demand, not to exceed the permanently reduced Maximum Power Allocation, are contingent upon the submission to NYCPUS of documentation sufficient in NYCPUS' reasonable opinion to establish increased load requirements. In the event that NYCPUS reduces the Contract Demand pursuant to the provisions of this Section 9.5, the reduced Contract Demand shall be determined by the formula shown below. The Maximum Power Allocation shall then be immediately reduced by the same amount as the reduction in the Contract Demand.

    Reduced Contract Demand = the sum of:

           1.0 Megawatt x reported non-production Jobs
           -------------------------------------------
                   Minimum Non-Production Jobs

                               plus

   (Contract Demand - 1.0 Megawatt) x reported production Jobs
   -----------------------------------------------------------
                     Minimum Production Jobs

Immediately subsequent to any such permanent reduction, the required number of Jobs pursuant to this Agreement shall be reduced to the reported number of production and non-production

Jobs in the report for the immediately preceding year that resulted in such power reduction.
    9.6 From and after January 1, 1996, if the average of Customer's six (6) highest Actual Demands for Low-Cost Power supplied under this Agreement in any consecutive twelve (12) month delivery period is less than 90% of the then current Contract Demand, the City may reduce the Contract Demand. The maximum amount of such reduction shall be the Contract Demand minus the amount by which the average of the six (6) highest Actual Demands in such twelve (12) month delivery period is less than 90% of the Contract Demand. Thus, for example, if the average of Customer's six (6) highest Actual Demands during a consecutive twelve (12) month period is 89% of the Contract Demand, the Contract Demand will be reduced by 1%. Any such reduction shall be rounded to the nearest 100 kilowatts. Notwithstanding anything to the contrary contained herein: (i) in the event that any such consecutive twelve (12) month period contains one or more "Summer Temporary Reduction Months" (as such term is hereinafter defined), the number of Actual Demands averaged for purposes of this Section 9.6 shall be the remainder of (a) six (6) minus (b) the number of Summer Temporary Reduction Months during such consecutive twelve (12) month period (e.g., if July and August were Summer Temporary Reduction Months, the computation to be performed hereunder would be with respect to Customer's four (4) highest Actual Demands during a consecutive twelve (12) month period) and (ii) in the event that any such consecutive twelve (12) month period contains one or more "Winter Temporary Reduction Months" (as such term is hereinafter defined), the number of months in such consecutive twelve (12) month period shall be increased by the number of Winter Temporary Reduction Months (e.g., if December were a Winter Temporary Reduction Month, the computation to be performed hereunder would be with respect to Customer's six (6) highest Actual Demands during a consecutive thirteen (13) month period). For purposes hereof: (i) a "Summer Temporary Reduction Month" shall mean a "Temporary Reduction Month" (as such term is hereinafter defined) that occurs during the period designated as a Summer Billing Period by Delivery Agent and
(ii) a "Winter Temporary Reduction Month" shall mean a Temporary Reduction Month that occurs during the period designated as the Winter Billing Period by Delivery Agent. For purposes hereof, a "Temporary Reduction Month" shall mean any month during which Customer's highest Actual Demand is less than 90% of the then current Contract Demand due to temporary causes such as events of force majeure, strikes, damage to or defects in the construction, design or manufacture of a facility or equipment, or the upgrading, maintenance or rebuilding of a facility or equipment.
    9.7 Any permanent reduction pursuant to this Article 9 shall be made upon 60 days prior written notice to Customer, which notice shall be given after the expiration of any applicable cure period, and shall be consistent with the applicable provisions of Law, the NYPA/NYCPUS Contract, and the terms of the Delivery Agreement. Before making any such reduction the City shall give Customer a full and fair opportunity to present extenuating events and circumstances and the City shall act in a reasonable manner in making its determination as to whether circumstances justify making such reductions.
    9.8 Customer may, at any time after having received service, permanently reduce the Contract Demand in whole 100 kilowatt amounts; provided, however, that Customer shall provide the City with at least twelve (12) months' prior written notice of its intent to make such election and such reduction shall take place as of the first day of a NYPA Capability Period. Customer's financial obligation with regard to the Contract Demand and any other charges shall be reduced accordingly. If requested by Customer, the City will in good faith endeavor to obtain NYPA approval for such reduction within a shorter time period.
    9.9 For purposes of this Agreement, monthly full-time equivalent production Jobs and monthly full-time equivalent non-production Jobs shall be computed separately, using the following formula:

          Monthly Full-Time = Aggregate Monthly Hours
                              -----------------------
          Equivalent Jobs     Stipulated Monthly Hours

    For purposes of this Agreement, the term "Aggregate Monthly Hours" shall mean the total number of hours credited during the month being reported on for regular time, overtime, vacation, holiday, sick leave, disability and other employer-paid hours for all production or non-production workers, as the case may be, associated with the Jobs or functions described in the last sentence of Section 9.0 hereof, whether employed by Customer, an Affiliate of Customer or one or more subcontractors or subsubcontractors of Customer or an Affiliate of Customer. For purposes of this Agreement, the term "Stipulated Monthly Hours" shall mean, with respect to each month being reported on, the product of (x) thirty-four (34) hours, multiplied by (y) the number of weeks in the month being reported on (e.g., 4 3/7 weeks in January, multiplied by 34 equals 150.6 Stipulated Monthly Hours); provided, however, that Customer may revise the term "Stipulated Hours" for purposes hereof upon submitting documentation reasonably satisfactory to NYCPUS that, due to reasons such as the renegotiation of union contracts, the average full-time employee of Customer is employed less than thirty-four (34) hours per week.

              Article 10 - INTENTIONALLY OMITTED

               Article 11 - BREACH OF CONTRACT
    11.0 Notwithstanding any other rights and remedies provided to the City herein or in NYCPUS's General Terms and Conditions of Service, and without derogation of such rights or remedies, the City may, after the expiration of any applicable notice, grace or cure period provided for herein, elect to terminate this Agreement if Customer materially breaches any of the following obligations hereunder: (i) the obligation to enter into the Assignment and Assumption Agreement referred to in Section 2.1 hereof by October 31, 1993 (unless Customer is delayed or prevented from doing so by the acts or omissions of EDC or the City), (ii) the obligation to cause the Construction Commencement Date to occur within ten (10) years after the date the Lease is executed, subject to Unavoidable Delays, (iii) the obligation to cause the Construction Completion Date to occur by the Scheduled Completion Date, subject to Unavoidable Delays, (iv) the obligation to make the payments required pursuant to the terms of this Agreement, (v) the obligation to avoid an Abandonment of the Project, and (vi) the obligation to comply with the Job reporting requirements set forth herein. NYCPUS shall provide Customer with written notice of breach and notice that the Agreement is subject to termination. As set forth in the General Terms and Conditions regarding discontinuance of service, NYCPUS shall afford Customer the opportunity to cure monetary breach within fifteen days after delivery of such written notice. NYCPUS shall afford Customer the opportunity to cure (or commence to cure) non-monetary breach within thirty (30) days. Should Customer not cure (or commence to cure and diligently pursue such cure) within such thirty (30) day period, or agree to take such other corrective action as may be reasonably satisfactory to the Director, this Agreement is terminable if such non-monetary breach is with respect to one of the obligations described in the first sentence of this Section 11.0. In the event of a breach of the Agreement related to Customer's failure to pay NYCPUS, termination shall be in accordance with the provisions set forth in the General Terms and Conditions.
    11.1 If this Agreement is terminated because either (i) Customer does not enter into the Assignment and Assumption Agreement referred to in Section 2.1 hereof by October 31, 1993 (unless Customer is delayed or prevented from doing so by the acts or omissions of EDC or the City), (ii) Customer informs EDC or NYCPUS in writing that it intends to abandon the Project, (iii) Customer fails to cause the Construction Commencement Date to occur within ten (10) years of the date the Lease is executed, subject to Unavoidable Delays, or (iv) Customer fails to complete construction of the Building by the Scheduled Completion Date, subject to Unavoidable Delays, or if any of the events described in subsections (i) through (iv) of this Section ll.l shall occur after Customer has exercised its option to terminate this Agreement pursuant to Section 4.l hereof, then Customer shall be liable to repay NYCPUS the value of Customer's accrued savings, calculated as the difference between the cost of service at the then-applicable Con Edison retail rate and the cost of service from NYCPUS's Firm Industrial Economic Development Nuclear Power Service Tariff No.4, with non-compounded interest at the rate of 5.73% per annum.
    11.2 The liability of Customer hereunder for Customer's failure to make payments hereunder shall be limited to the amount of such payments, with interest at the rate of one and one-half (l l/2%) percent per month from the date such payment was due until the date such payment is made. The liability of Customer hereunder for non-monetary breach of this Agreement or for any other claim against Customer arising under this Agreement other than claims described in the first sentence of this Section 11.2, shall be limited to Customer's accrued savings, calculated in accordance with the provisions of
Section 11.1 hereof. None of the directors, officers, principals, partners, shareholders, employees, agents or servants of Customer shall have any liability (personal or otherwise) under this Agreement. This Section 11.2 shall survive the expiration of this Agreement.

    11.3 Customer and NYCPUS anticipate that the Lease will be finalized and entered into prior to October 31, 1993.
Customer, the City and EDC have not, as of the date hereof, reached agreement as to the covenants applicable to Customer that should be included in the Lease (the "Non-Discrimination and Affirmative Action Covenants") with respect to:
(i) discrimination against employees or applicants for employment because of race, creed, religion, color or certain other statuses with respect to employment decisions, (ii) the statement in solicitations or advertisements for employees by or on behalf of Customer that all qualified applicants will be afforded equal employment opportunity, (iii) non-discrimination against minority and women-owned businesses in the awarding of contracts and subcontracts and (iv) the submission of workforce utilization analyses. Customer, the City, and EDC have also not reached agreement, as of the date hereof, as to the remedies (the "Affirmative Action Remedies") that should be available in the event of a breach by Customer of the Non-Discrimination and Affirmative Action Covenants. Customer and NYCPUS hereby agree that upon the execution and delivery of the Lease and the Assignment and Assumption Agreement in connection therewith, the Non-Discrimination and Affirmative Action Covenants and the Affirmative Action Remedies will be deemed to be incorporated herein by reference (such incorporation by reference to be retroactive to the date of this Agreement), except to the extent that their application would be inapplicable to this Agreement or the context may otherwise require; provided, however, that: (i) any restrictions contained in the Lease with respect to the utilization or application of the Affirmative Action Remedies shall also be applicable to NYCPUS and NYPA hereunder and
(ii) in no event may NYCPUS or NYPA terminate or seek to terminate this Agreement, reduce or suspend Customer's Contract Demand or Maximum Power Allocation, or increase the rates charged to Customer for Low-Cost Power as the result of a breach of the Non-Discrimination and Affirmative Action Covenants.

             Article 12 - THIRD PARTY BENEFICIARY
    Pursuant to NYPA's Procedures for Allocation of Industrial Power and Enforcement of Contracts (21 NYCRR Part 370), NYPA shall be a third party beneficiary of the contractual commitments made by Customer under this Agreement, including the provisions of Article 2 (Investment in Real Property and Jobs retention), Article 9 (Employment and Power Usage Levels) and Article 10 (Affirmative Action), and NYPA shall have the independent right to enforce all such commitments.

                     Article 13 - RECORDS
    Customer agrees to maintain any and all books, documents, papers and records which are directly pertinent to, and to the extent necessary to confirm Customer's compliance with, its obligations under this Agreement, including the real property investment, Jobs and affirmative action requirements described herein, for a period of six (6) years after Customer's compliance with such obligations and to grant access to such records to the City or NYPA or any of their duly authorized representatives for the purpose of making audits, examinations, excerpts, and transcriptions.

                  Article 14 - FORCE MAJEURE
    The term "force majeure" as used herein, shall include but not be limited to destruction, condemnation, repairs, rebuilding or defects in the construction, design or manufacture of part or all of Customer's 43rd Street Facility or the Project or the equipment located in either such facility, acts of God, fires, floods, storms, strikes, labor disputes, riots, insurrections, acts of war (whether declared or otherwise), unforeseeable acts of governmental, regulatory, or judicial bodies, or any other unforeseeable causes beyond the reasonable control of the party claiming force majeure. If either party because of force majeure is rendered wholly or partly unable to perform its obligations under this Agreement, except for the obligation to make payments of money, that party shall be excused from whatever performance is affected by the force majeure to the extent so affected, provided that:
    (a) the non-performing party, within thirty (30) days after it becomes aware or should have become aware that it would be unable to perform, gives the other party written notice describing the particulars of the occurrence;
    (b) the suspension of performance is of no greater scope and of no longer duration than is required by the force majeure;
    (c) no obligations of either party which arose before the occurrence causing the suspension of performance are excused as a result of the occurrence; and
    (d) the non-performing party endeavors to remedy its inability to perform.
          This subparagraph shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the party having the difficulty. Customer shall assume the risk for any and all Contract Demand charges and/or other minimum charges which are lawfully due and owing under NYCPUS' applicable tariff, and Customer shall pay any and all such amounts to the City when due, regardless of the occurrence of force majeure, as defined in this Article, except to the extent that this Agreement expressly provides to the contrary. Upon the occurrence and continuance of an event of force majeure, the City agrees to use its best efforts to obtain from NYPA or Delivery Agent a temporary reduction in the applicable Contract Demand, or a waiver of Contract Demand or other minimum charges, to the extent Customer's electricity requirements are reduced by the occurrence and continuance of such event of force majeure.

           Article 15 - ASSIGNABILITY OF AGREEMENT
    This Agreement shall not be assigned without the prior consent of the City. Any assignee of the rights of the Customer hereunder shall be subject to all of the terms of this Agreement. Notwithstanding anything to the contrary contained herein, Customer shall have the right to assign this Agreement to an Affiliate of Customer without the City's consent. Notwithstanding such an assignment, Customer shall remain fully liable with the performance and observance of the obligations of Customer under this Agreement.

                     Article 16 - NOTICES
    All notices under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes as of the date when sent by hand, or by a national overnight courier service, or by certified or registered mail, return receipt requested, and addressed as follows (or to such other addresses as may from time to time be designated by the City or Customer by notice delivered to the other in accordance with this Article 16):

For the City:
    Director
    New York City Public Utility Service
    75 Park Place - Sixth Floor
    New York, New York 10007

For Customer:

    The New York Times Company
    229 West 43rd Street
    New York, New York 10036
    Attention:  Solomon B. Watson IV, Esq.
                General Counsel

and to:

    The New York Times Company
    229 West 43rd Street
    New York, New York 10036
    Attention:  Mr. David Thurm
                Executive Director of Project Development

with a copy in the same manner sent to Customer to:

    Bachner, Tally, Polevoy & Misher
    380 Madison Avenue
    New York, New York  10017
    Attention:  Martin D. Polevoy, Esq.


            Article 17 - MODIFICATIONS TO AGREEMENT
    All previous communications between the parties hereto, either verbal or written, with reference to the subject matter of this Agreement are hereby abrogated, and this Agreement, duly accepted and approved, constitutes the Agreement between the parties hereto, and no modifications of this Agreement shall be binding upon the parties or either of them unless such modifications shall be in writing, duly accepted by Customer and executed by NYCPUS.

    IN WITNESS WHEREOF, the Parties have executed this Agreement made as of this May 3, 1993 at New York, New York.
Approved as to form:             THE CITY OF NEW YORK

/s/                              By: /s/
- ----------------------------        ----------------------------
Acting Corporation Counsel          Director, New York City
of the City of New York             Public Utility Service



                                 THE NEW YORK TIMES NEWSPAPER
                                   DIVISON OF THE NEW YORK
                                   TIMES COMPANY


                                 By: /s/
                                    ----------------------------

                            EXHIBIT IV
                            ----------


                                                  April 27, 1993


    5.   Allocation of FitzPatrick Power to Citibank, N.A.,
         Republic New York Corporation, and New York Times
         Company
         --------------------------------------------------


    The President submitted the following report:


SUMMARY
- -------

    "The Trustees are requested to approve the allocation of FitzPatrick industrial power to Citibank, N.A. ('Citibank'), Republic New York Corporation ('Republic'), and the New York Times Newspaper Division of the New York Times Company ('New York Times') as listed in Exhibit '5-A'.

BACKGROUND
- ----------

    "On March 4, 1993, the Economic Development Power Allocation Board ('EDPAB') recommended the allocation of 6.6 MW of Economic Development Power ('EDP') to Citibank and 1.0 MW to Republic for job retention purposes. The applicable provisions of the Economic Development Law require the unanimous approval of all four EDPAB members for job retention allocations. The three members present on March 4, 1993, voted in favor of approval. EDPAB intends to meet again within several months to ratify these recommendations. In the interim it is recommended that the Authority make temporary allocations of FitzPatrick power to the companies. When EDPAB confirms its recommendation to the Authority, the necessary permanent EDP power allocations would commence.

    "On November 24, 1992, the Trustees approved the allocation of 6.0 MW of EDP to the New York Times on the basis of a recommendation by EDPAB. The New York City Public Utility Service ('NYCPUS') has requested the allocation of an additional
4.5 MW of power from the 50 MW block of FitzPatrick industrial power reserved for NYCPUS and other downstate municipal distribution agencies ('MDAs'). Approximately 33 MW of this amount were reserved for NYCPUS.
    "The proposed FitzPatrick allocations would be sold to NYCPUS under an existing Authority contract for resale to the designated consumers. Service to these companies would commence on or about May 1, 1993.

DISCUSSION
- ----------

    "Citibank is consolidating its operations and evaluating relocation options for several divisions particularly its Financial Institutions and Transaction Services Group ('FITS') which has an existing operation in Tampa, Florida. After discussions with the New York City Economic Development Corporation ('NYCEDC'), Citibank has proposed to commit to retain most of its non-retail employees in New York City, as well as to bring some jobs into the city, primarily at four facilities which would be renovated and upgraded at a cost of $73 million.

    "Citibank has requested 6.6 MW of EDP for the energy intensive FITS operation which will be enlarged at 111 Wall Street. Citibank would commit to maintain at least 10,500 non-retail jobs in New York City (1,428 of these jobs would be consolidated at 111 Wall Street), resulting in a ratio of 1,590 jobs per megawatt. The renovation projects will utilize energy efficient air handling and lighting equipment. Savings are estimated to be approximately $700,000 annually over Consolidated Edison Company of New York, Inc. ('Con Edison's') standard rates for the full allocation which would have a term ending June 30, 2010.

    "Republic is a New York City-based commercial bank which has acquired the Manhattan Savings Bank and Williamsburg Savings Bank. The bank has examined space options for its growing operations. The lowest cost sites are in New Jersey, but NYCEDC has discussed incentives that would help reduce the cost gap, including an allocation of EDP for back office operations in Brooklyn. With the proposed 1.0 MW allocation, Republic would relocate and consolidate its back office and training facilities at 1 Hanson Place, Brooklyn, and commit to retain 562 jobs at this location. The bank would also retain at least 1,462 jobs city-wide. Approximately $4.6 million would be invested in the Brooklyn building. Energy conservation measures include the installation of thermopane replacement windows and high efficiency lighting and investigation of gas absorption air conditioning for the building. The 15 year allocation will save an estimated $55,000 annually over Con Edison's standard rates.

    "On November 24, 1992, the Trustees approved the allocation of 6.0 MW of EDP to the New York Times in connection with a proposal to construct a 1.2 million square foot printing and distribution facility in College Point, Queens and to maintain a total of 3,000 newspaper jobs in New York City. Beginning in May 1993, this power will be used at the New York Times facility on West 43rd Street. When the College Point plant is opened, the EDP will be transferred to that site.

    "NYCPUS has requested allocation of an additional 4.5 MW to supply to the College Point plant to the extent its total demand exceeds the 6.0 MW EDP allocation. The total job commitment would be increased to 3,200 jobs, including 1,000 production (printing and distribution) and 2,200 non-production jobs. The increased allocation would be made from the quantity of FitzPatrick power reserved for NYCPUS as a downstate MDA contingent upon withdrawal of the required amount from other NYCPUS customers. The total 10.5 MW allocation would yield a ratio of 304 jobs per MW.

    "The proposed allocations have been reviewed in accordance with Part 460 of the Authority's Rules and Regulations (Procedures for Allocation of Industrial Power and Enforcement of Contracts (21 NYCRR 460 (1988)). The NYCPUS agreements with Citibank, Republic, and the New York Times (Exhibits '5-B' - '5-D') provide for reductions in an allocation in the event that employment or power usage levels are not maintained at specified levels. Reports regarding employment and affirmative action commitments and, for job retention purposes, investment in real property will be submitted to the Authority as provided by
Section 460.4 of the Authority's Rules and Regulations. The contracts between NYCPUS and each of its proposed customers require approval of the Authority's Vice President - Industrial Economic Development.

RECOMMENDATION
- --------------

    "The Vice President - Industrial Economic Development recommends that the Trustees approve the allocation of FitzPatrick Industrial Power to Citibank, Republic, and the New
York Times as described herein.

    "The Senior Vice President - Power Contracts, the Senior Vice
President and General Counsel, the Executive Vice President -
Marketing and Development, and I concur in the recommendation."


    In response to questions from Trustee Miller, Mr. Woods
    -------------------------------------------------------
explained the job retention framework established by Chapter 32
- ---------------------------------------------------------------
of the Laws of 1987 as well as the procedures adopted and
- ---------------------------------------------------------
implemented pursuant thereto by the Economic Development Power
- --------------------------------------------------------------
Allocation Board.
- -----------------

The following resolution, as recommended by the President, was unanimously adopted:

         WHEREAS, the Economic Development Power Allocation Board has recommended allocations of Economic Development Power to Citibank, N.A. and Republic New York Corporation; and

         WHEREAS, the New York City Public Utility Service has requested the approval of an allocation of FitzPatrick industrial power to the New York Times Newspaper Division of the New York
Times Company;

         NOW THEREFORE BE IT RESOLVED, That the Authority hereby approves the allocation of FitzPatrick industrial power to the companies described in the foregoing report of the President substantially in accordance with the terms described in such memorandum; and be it further

         RESOLVED, That the resale contracts between the New York City Public Utility Service and its customers described in the foregoing report of the President be subject to approval by the Vice President - Industrial Economic Development; and be it further

         RESOLVED, That the Senior Vice President - Power
Contracts or his designee be, and hereby is, authorized to execute any and all documents necessary or desirable to effectuate the above allocations.

                            EXHIBIT V
                            ---------




                   GENERAL TERMS AND CONDITIONS
              APPLICABLE TO THE RATES AND CHARGES OF
             THE NEW YORK CITY PUBLIC UTILITY SERVICE
             ----------------------------------------



    The following terms and conditions shall apply to electric service rendered by the New York City Public Utility Service:

1.  Definitions
    -----------

    "City"              The City of New York.

    "Con Edison"        Consolidated Edison Company of New York,
                        Inc.

    "EDPAB"             New York State Economic Development Power
                        Allocation Board.

    "NYCPUS"            New York City Public Utility Service.

    "NYPA"              Power Authority of the State of New York
                        (also known as the New York Power
                        Authority).

    "Lease and
     Operating
     Agreement"         The Lease and Operating Agreement between
                        the City of New York and Consolidated
                        Edison Company of New York, Inc.,
                        governing the delivery of Niagara/St.
                        Lawrence hydropower, dated July 1, 1985, and any renewals or amendments thereof.

    "FitzPatrick
     Delivery
     Agreement"         The agreement between the City of New
                        York and Consolidated Edison Company of
                        New York, Inc., governing the delivery of FitzPatrick economic development power, dated October 23, 1987, as amended, and any renewals or amendments thereof.

    "NYCRR"             Official Compilation of Codes, Rules and
                        Regulations of the State of New York.

    "City's Consumers"  Any retail customer of NYCPUS receiving electric service pursuant to a NYCPUS
                        Service Tariff.

    "Industrial
     Economic
     Development
     Consumer"          A City's Consumer who (1) applies to, and
                        is approved by, NYCPUS for service; (2)
                        meets the criteria established herein,
                        including the Lease and Operating
                        Agreement or the FitzPatrick Delivery
                        Agreement, whichever is applicable; and
                        (3) is approved by EDPAB and NYPA, as may be required, pursuant to 21 NYCRR Part
                        370 and Part 460.

    "Distribution
     Agent" or
    "Delivery Agent"    Con Edison.

2.  Applicable Criteria
    -------------------

    Electricity service shall be supplied to City's Consumers in accordance with the following, as such may be amended from time to time, and to the extent of availability of power and energy from NYPA and access to necessary transmission and distribution facilities:

    -    the applicable service tariffs;

    - the City's Application for Electric Service to NYPA, executed by the City on August 12, 1985, and the accompanying NYPA Service Tariffs, as amended;

    -    the Lease and Operating Agreement and FitzPatrick
         Delivery Agreement;

    -    Chapters IX and X of Title 21 of the Official
         Compilation of Codes, Rules and Regulations of the State of New York, 21 NYCRR Parts 370 and 460; and

    - any and all other applicable laws, rules, regulations, tariffs, rulings, orders, directives, and guidelines.

3.  Rendition of Service
    --------------------

    (a)  Industrial Economic Development Consumers
         -----------------------------------------

              Potential Industrial Economic Development Consumers desiring to receive service from NYCPUS will make an application for service to NYCPUS in such form and at such times as prescribed by NYCPUS. Applications will be processed and approved by NYCPUS in accordance with the requirements described herein and, to the extent applicable, 21 NYCRR Part 370 and 460, the applicable

         NYCPUS service tariff, and any regulations or guidelines adopted by NYCPUS. All allocations of industrial economic development power shall be subject to approval by EDPAB and/or NYPA as required by law. Industrial Economic Development Consumers shall be required to enter into a power service agreement with NYCPUS and shall provide such information as may be required, from time to time, by NYCPUS and its Delivery Agent. Such City's Consumers shall be required to adhere to any and all applicable terms and conditions of the City's Delivery Agent.

    (b)  Other City's Consumers
         ----------------------

              NYCPUS shall specify the service classifications eligible to receive power and energy under applicable tariffs, in accordance with the requirements established by NYPA. Such City's Consumers shall be required to adhere to any and all applicable terms and conditions of the City's Distribution Agent.

4.  Load Shapes and Load Factors
    ----------------------------

    (a) Deliveries of power and energy to City's Consumers, except for Industrial Economic Development Consumers, shall conform to the load shape of the class of City's Consumers being served. Such power and energy which does not so conform may, at the City's option, be reflected as adjustments in future deliveries or be subject to rejection by the Distribution Agent.

    (b) Industrial Economic Development Consumers which purchase electricity from both the City and the City's Delivery Agent shall be supplied by both the City and the Delivery Agent at the same load factor.


5.  Liability
    ---------

    (a) The City and NYCPUS shall not be liable in the event that the supply of electric service under any of the foregoing tariffs is interrupted or irregular or defective or fails from causes beyond their control or through ordinary negligence of their employees or agents. The City and NYCPUS shall not be liable for any injury, casualty or damage resulting in any way from the supply or use of electricity or from the presence or operation of any structures, equipment, wires, pipes, appliances or devices on the premises of City's Consumers or otherwise from any failure of the generation, transmission, or distribution system, except injuries or damages resulting from gross negligence on the part of NYCPUS.

    (b) NYCPUS will endeavor to furnish electric service continuously except:

         (i)   for interruptions or reductions due to
         uncontrollable forces;

         (ii) for temporary interruptions or reductions which, in the opinion of NYCPUS, or its suppliers and agents, are required for power system protection or for providing temporary emergency assistance to interconnecting systems; and

         (iii) for temporary interruptions or reductions, which, in the opinion of NYCPUS, or its suppliers or agents, are necessary or desirable for the purpose of maintenance, repairs, replacements, installation of equipment, or investigation and inspection. NYCPUS, except in case of emergency as determined by it, will give City's Consumers, to the extent practicable, reasonable advance notice of such temporary interruptions or reductions and will exercise due diligence to remove the cause thereof.

6.  Distribution and Customer Billing
    ---------------------------------

    (a)  Distribution Agent
         ------------------

              All City's Consumers shall be customers of NYCPUS, not the Distribution Agent, with respect to the power and energy supplied under the foregoing service tariffs. The Distribution Agent shall be responsible only for the local transmission and distribution of power and energy to City's Consumers, and such metering, billing and/or collection functions as described herein and in the Lease and Operating Agreement or the FitzPatrick Delivery Agreement, whichever is applicable.

    (b)  Rates and Charges
         -----------------

              In addition to the rates and charges specified in the applicable tariffs, City's Consumers shall be required to pay, or reimburse the City, for any and all metering costs and any and all charges incurred by NYCPUS as a direct result of interconnecting City's Consumers' facilities with those of Delivery Agent and supplying electricity to said City's Consumer.

    (c)  Deposits
         --------

              Thirty days prior to the initiation of service, Industrial Economic Development Consumers shall be required to pay NYCPUS a deposit equal to two months estimated billings, pursuant to 21 NYCRR section 451.1. The deposit shall be held by NYCPUS for a period of two years. If, after a two year period, City's Consumers are not delinquent in the payment of bills, the deposit shall be refunded promptly, no later than the next bill for service after such two year period, without prejudice to NYCPUS' right to require a future deposit if deemed necessary. Interest shall be paid on the amount deposited at a rate prescribed annually by NYPA.

    (d)  Payment of Bills and Late Payment Charges
         -----------------------------------------

         (i) On or about the tenth day of each month, Industrial Economic Development Consumers shall receive an estimated bill statement for the monthly billing period, indicating the number of kilowatts and and kilowatt hours estimated to be supplied by NYCPUS during the billing period and the rates and costs therefor. For each subsequent bill, NYCPUS will reconcile the estimated usage with the actual usage for the prior billing period and the reconciliation amount shall be reflected in the estimated bill for the current month. Upon termination of service, a final reconciliation of any amounts owed by City's Consumers or to be paid by NYCPUS shall be made. NYCPUS may also make such reconciliation or adjustments to its rates and charges as are authorized hereunder or in the applicable NYCPUS Service Tariff. Where an Industrial Economic
         Development Consumer is a retail customer of both NYCPUS and its Distribution Agent, it shall receive separate bill statements with regard to each supplier.

         (ii) City's Consumers (other than Industrial Economic Development Customers) shall be billed each month by the City, through its Distribution Agent. Bills rendered by NYCPUS, through its Distribution Agent, shall be payable to said agent in accordance with all applicable rules and regulations of the Distribution Agent.

         (iii) Payment for bill statements rendered by NYCPUS to Industrial Economic Development Consumers is due on presentation, if hand delivered, or three days after the mailing of the bill and is payable by mail, to any duly authorized collector thereof, or otherwise as may be specified in the bill statement. A late payment charge at the rate of one and one half percent (1-1/2%) per monthly billing period, or such other rate as is approved by NYPA, may be applied to the account of any Industrial Economic Development Consumer which is delinquent in the payment of its bills to NYCPUS. The charge will be applied to all amounts billed, including arrears, and unpaid late payment charge amounts applied to previous bills, which are not received on or before a date specified on the bill. This includes any additional amounts in cases where NYCPUS has underbilled, or failed to bill, because the City's Consumer was receiving service through tampered equipment. The date so specified shall not be less than 20 days after the date due. The late payment charge will apply to the amounts found to be owed for each monthly billing period, including any previous late payment charges. The late payment charge will not be applied to the account of any customer who can demonstrate neither responsibility for the tampering, nor knowledge that service was received through tampered equipment.

    (e)  Discontinuance of Service
         -------------------------

         (i) NYCPUS may assign to its Distribution Agent the right to discontinue service or bring any legal action, as specified in this paragraph, and the Distribution Agent may take any such action on behalf of NYCPUS, consistent with the distribution agreement between the City and said agent. Notwithstanding the foregoing, NYCPUS reserves the right to discontinue service and/or to take any other action permitted by law, consistent with the applicable Lease and Operating Agreement or FitzPatrick Delivery Agreement with respect to any City's Consumer who fails to make full and timely payment of all amounts due, including amounts due for late payment charges hereunder. In the event that NYCPUS, or its Distribution Agent, discovers tampering with equipment or meters, NYCPUS reserves the right to discontinue service to any City's Consumer and/or bring any legal action consistent with said Lease and Operating Agreement or FitzPatrick Delivery Agreement, to recover damages, including reasonable attorneys fees and costs, or to take such other action as may be permitted by law.

         (ii) NYCPUS may discontinue service to an Industrial Economic Development Consumer for failure to pay any and all amounts due within thirty-five (35) days after payment was due. Termination will not occur until at least fifteen (15) days after written notice has been personally served upon the Industrial Economic
         Development Consumer or at least fifteen (15) days after NYCPUS mails written notice by registered or certified letter to such customer at the address at which service is received. If an Industrial Economic Development Consumer has requested in writing to NYCPUS to have an alternate address for billing purposes, written notice shall be sent both to the alternate address and to the premises where service is received. Failure to exercise any of these termination conditions by NYCPUS shall not constitute a waiver of any rights and powers set forth herein.

    (f)  Determination of Demand
         -----------------------

              Demand shall be determined in accordance with the applicable provisions of the Delivery Agent's service tariffs and any contract between NYCPUS and its customers.

                            EXHIBIT VI
                            ----------




                                  EFFECTIVE 4/1/93


               NEW YORK CITY PUBLIC UTILITY SERVICE
                       SERVICE TARIFF NO. 4


                     Firm Industrial Economic
                   Development Nuclear Service


   I.    AVAILABILITY
         ------------

         This rate shall be available to specific industrial economic development consumers ("Customers") designated by NYCPUS and NYPA or EDPAB, as required by law. (See
         General Terms and Conditions.)

  II.    CHARACTER OF SERVICE:
         ---------------------

         Alternating current, sixty hertz, voltage as available.

 III.    MONTHLY RATE:
         -------------

   A.    NON-TIME-OF-DAY SERVICE:
         ------------------------

         To Customers with maximum monthly actual demands of less than 1500 KW. Customers billed under this rate whose monthly maximum demands are 1500 KW or greater for two consecutive months shall thereafter be billed under Time-of-Day Service.

         Power charges are billed on the basis of billing demands. Transmission and delivery charges are billed on the basis of actual demands.

  1)     Demand Charge:
         --------------

         a)   High Tension Service
              --------------------

              Base Power Charge (Summer and Winter) $8.30 per KW Purchased Power Adjustment Factor $0.77 per KW
              Adjusted Power Charge                 $9.07 per KW
              Base Transmission Charge
                (Summer and Winter)                 $1.61 per KW
              Purchased Power Adjustment Factor     $0.06 per KW
              Adjusted Transmission Charge          $1.67 per KW
                         Plus Wheeling Charges:

                              Summer
                              ------

                              1st - 900th KW            $16.47 per KW
                              901st KW and over         $14.59 per KW

                              Winter
                              ------

                              1st - 900th KW            $11.93 per KW
                              901st KW and over         $10.05 per KW

                    b)   Low Tension Service
                         -------------------

                         Base Power Charge (Summer and Winter) $8.97 per KW Purchased Power Adjustment Factor $0.35 per KW
                         Adjusted Power Charge                 $9.32 per KW

                         Base Transmission Charge
                           (Summer and Winter)                 $1.74 per KW
                         Purchased Power Adjustment Factor    ($0.03) per KW
                         Adjusted Transmission Charge          $1.71 per KW

                         Plus Wheeling Charge:

                              Summer
                              ------

                              1st - 900th KW            $18.57 per KW
                              901st KW and over         $16.37 per KW

                              Winter
                              ------

                              1st - 900th KW            $14.03 per KW
                              901st KW and over         $11.82 per KW

             2)     Energy Charge
                    -------------

                    a)   High Tension Service           21.55 mills per KWh
                         Purchased Power Adjustment
                           Factor                        3.98 mills per KWh
                         Adjusted Energy Charge         25.53 mills per KWh

                    b)   Low Tension Service            23.29 mills per KWh
                         Purchased Power Adjustment
                           Factor                        2.95 mills per KWh
                         Adjusted Energy Charge         26.24 mills per KWh

             B)     TIME-OF-DAY SERVICE:
                    --------------------

                    To Customers with maximum monthly actual demands of 1500 KW or greater. Customers billed under this rate whose monthly maximum demands do not exceed 900 KW for 12 consecutive months shall thereafter be billed under Non-Time-of-Day Service.

                    Power charges are billed on the basis of billing demands. Transmission and delivery charges are billed on the basis of actual demands.

             1)     Demand Charge:
                    --------------

                    a)   High Tension Service
                         --------------------

                         Base Power Charge (Summer and Winter) $8.30 per KW Purchased Power Adjustment Factor $0.77 per KW
                         Adjusted Power Charge                 $9.07 per KW

                         Base Transmission Charge
                           (Summer and Winter)                 $1.61 per KW
                         Purchased Power Adjustment Factor     $0.06 per KW
                         Adjusted Transmission Charge          $1.67 per KW

                         Plus Wheeling Charges:

                                               Summer         Winter
                                               ------         ------
                         Transmission          $6.65 per KW   $1.09 per KW
                         (Monday through
                          Friday
                          8:00 A.M. to
                          6:00 P.M.)
                         Primary Distribution $11.90 per KW $4.88 per KW (Monday through
                          Friday
                          8:00 A.M. to
                          10:00 P.M.)
                         Secondary
                         Distribution          No Charge      No Charge
                         (All hours --
                          All days)

                    b)   Low Tension Service
                         -------------------

                         Base Power Charge (Summer and Winter) $8.97 per KW Purchased Power Adjustment Factor $0.35 per KW
                         Adjusted Transmission Charge          $9.32 per KW

                         Base Transmission Charge
                           (Summer and Winter)                 $1.74 per KW
                         Purchased Power Adjustment Factor    ($0.03) per KW
                         Adjusted Transmission Charge          $1.71 per KW

                         Plus Wheeling Charges:

                                               Summer         Winter
                                               ------         ------
                         Transmission          $6.65 per KW   $1.09 per KW
                         (Monday through
                          Friday
                          8:00 A.M. to
                          6:00 P.M.)
                         Primary Distribution $11.90 per KW $4.88 per KW (Monday through
                          Friday
                          8:00 A.M. to
                          10:00 P.M.)
                         Secondary
                         Distribution          $6.82 per KW   $2.03 per KW
                         (All hours --
                          All days)

             2)     Energy Charge
                    -------------

                    a)   High Tension Service       21.55 mills per KWh
                         Purchased Power
                           Adjustment Factor         3.98 mills per KWh
                         Adjusted Energy Charge     25.53 mills per KWh

                    b)   Low Tension Service        23.29 mills per KWh
                         Purchased Power
                           Adjustment Factor         2.95 mills per KWh
                         Adjusted Energy Charge     26.24 mills per KWh

             IV.    PROVISIONS APPLICABLE TO RATE:
                    ------------------------------

               A.   Purchased Power Adjustment Factor.  The rate under this
                    ---------------------------------
                    tariff shall be adjusted by any changes in the delivered cost of purchased power, pursuant to 21 NYCRR
                    Section 452.4.

               B.   Contract Demand.  The maximum demand to be supplied by
                    ---------------
                    NYCPUS as set forth in the Power Service Agreement between a City's consumer and NYCPUS.

               C.   Billing Demand.  Billing demand shall be the greater
                    --------------
                    of: a) actual demand, or b) 75 percent of the Customer's contract demand.

               D.   Actual Demand.  Actual Demand shall be the Customer's
                    -------------
                    maximum 30-minute integrated demand established during the billing period, not to exceed the Contract Demand.

               E.   Taxes.  The rates and charges under this Rate Schedule
                    -----
                    shall be increased by the applicable rate of gross receipts taxes, sales taxes and such other taxes as NYCPUS may be required to collect by law.